April 28, 2004
Media Contact: Roger Buehrer, Las Vegas, NV (702) 876-7132
Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237
SWX-NYSE
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER EARNINGS

Las Vegas — Southwest Gas Corporation announced consolidated earnings of $1.19 per basic share for the first three months of 2004, a $0.43 increase from the $0.76 per basic share earned during the first quarter of 2003. Consolidated net income was $41 million, compared to $25.5 million in the prior period.

According to Michael O. Maffie, Chief Executive Officer, “Our first quarter earnings reflect the impact that a return to more normal weather can make. Good weather, coupled with some long-awaited rate relief in California and robust customer growth, resulted in record first quarter operating margin of $197 million. This easily eclipsed the $182 million realized during the first quarter of 2002. Operating costs were up over last year, but were in line with expectations, as we served 80,000 more customers (including 9,000 from an acquisition) than in the first quarter of 2003. With the winter season behind us, and a good financial start, we turn our full attention to managing customer growth and exceeding customer expectations, two hallmarks which have come to define our Company.” Maffie also expressed a measure of caution looking forward, noting that the normal temperatures of the early part of the year were replaced with extremely warm temperatures during most of April.

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For the twelve months ended March 31, 2004, consolidated net income was $54 million, or $1.59 per basic share, compared to $26.6 million, or $0.80 per basic share, during the twelve-month period ended March 31, 2003.

Natural Gas Operations Segment Results

First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $31 million, or 18 percent, in the first quarter of 2004 compared to the first quarter of 2003. A return to more normal temperatures in 2004 from the extreme warm temperatures experienced in the first quarter of 2003 resulted in a net $18 million increase in margin. Rate relief in California added $7 million in margin (of which $3.3 million relates to delayed rate relief from 2003) and customer growth contributed an incremental $6 million. During the last 12 months, the Company added 71,000 customers, an increase of nearly five percent. Another 9,000 customers were added in October 2003 with the acquisition of Black Mountain Gas Company.

Operating expenses for the quarter increased $7.5 million, or seven percent, compared to the first quarter of 2003 primarily due to upgrading and expanding the gas system to accommodate customer growth and general cost increases. Net financing costs decreased $761,000, or four percent, between periods primarily due to interest savings generated from the refinancing of industrial development revenue bonds (IDRBs) in March 2003 and preferred securities instruments in September 2003.

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Twelve Months to Date

Operating margin increased $45 million between periods. Differences in heating demand caused by weather variations between periods resulted in a $24 million margin increase as warmer-than-normal temperatures were experienced during both periods. During the current period, operating margin was negatively impacted by $14 million, and in the prior period, the negative impact was $38 million. Customer growth contributed an incremental $17 million and California rate relief recognized in the first quarter of 2004 added $7 million. These positive aspects were partially offset by conservation, energy efficiency and other factors.

Operating expenses increased $14.6 million, or three percent, reflecting incremental costs associated with servicing additional customers, partially offset by cost-curbing measures in place during 2003. Net financing costs decreased $2.9 million, or three percent, primarily due to interest savings generated from the refinancing of IDRBs and preferred securities instruments.

Other income increased $10.1 million between periods. The prior period included charges of $2.7 million associated with a settled regulatory issue in California and $3.8 million of merger-related litigation costs recognized in 2002. Improvements in returns on long-term investments primarily accounted for the remainder of the increase.

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Southwest Gas Corporation provides natural gas service to approximately 1,550,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, natural gas prices, the effects of regulation/deregulation, the timing and amount of rate relief, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, acquisitions, and competition.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2004	2003
Consolidated Operating Revenues	$473,400	$403,285
Net Income	$41,044	$25,539
Average Number of Common Shares Outstanding	34,411	33,438
Basic Earnings Per Share	$1.19	$0.76
Diluted Earnings Per Share	$1.18	$0.76

TWELVE MONTHS ENDED MARCH 31,	2004	2003
Consolidated Operating Revenues	$1,301,119	$1,224,693
Net Income	$54,007	$26,608
Average Number of Common Shares Outstanding	34,001	33,155
Basic Earnings Per Share	$1.59	$0.80
Diluted Earnings Per Share	$1.57	$0.80
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SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
	2004	2003	2004	2003
Results of Consolidated Operations
Contribution to net income - gas operations	$40,556	$25,336	$49,431	$22,077
Contribution to net income - construction services	488	203	4,576	4,531

Net income	$41,044	$25,539	$54,007	$26,608

Earnings per share - gas operations	$1.18	$0.75	$1.45	$0.66
Earnings per share - construction services	0.01	0.01	0.14	0.14

Basic earnings per share	$1.19	$0.76	$1.59	$0.80

Diluted earnings per share	$1.18	$0.76	$1.57	$0.80

Average outstanding common shares	34,411	33,438	34,001	33,155
Average shares outstanding (assuming dilution)	34,672	33,659	34,292	33,428

Results of Natural Gas Operations
Gas operating revenues	$433,784	$359,983	$1,108,154	$1,019,678
Net cost of gas sold	236,598	193,472	525,629	482,188

Operating margin	197,186	166,511	582,525	537,490
Operations and maintenance expense	69,981	66,057	270,786	264,943
Depreciation and amortization	32,286	29,323	123,754	116,696
Taxes other than income taxes	9,909	9,300	36,519	34,845

Operating income	85,010	61,831	151,466	121,006
Other income (expense)	(20)	(268)	3,203	(6,857)
Net interest deductions	18,627	19,949	74,929	79,819
Net interest deductions on subordinated debentures	1,930	--	4,610	--
Preferred securities distributions	--	1,369	2,811	5,475

Income before income taxes	64,433	40,245	72,319	28,855
Income tax expense	23,877	14,909	22,888	6,778

Contribution to net income - gas operations	$40,556	$25,336	$49,431	$22,077

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA MARCH 31, 2004

FINANCIAL STATISTICS
Market value to book value per share at quarter end	121%
Twelve months to date return on equity -- total company	8.7%
-- gas segment	8.3%
Common stock dividend yield at quarter end	3.5%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona (1)	$688,202	9.20%	11.00%
Southern Nevada (1)	457,314	8.78	10.64
Northern Nevada (1)	91,936	9.02	10.21
Southern California	102,703	9.17	10.90
Northern California	45,487	9.17	10.90
Paiute Pipeline Company (1)	75,059	9.69	11.60

(1)  Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
(In dekatherms)	2004	2003	2004	2003

Residential	32,518,093	27,099,374	64,723,522	55,755,384
Small commercial	11,470,062	10,195,593	29,189,870	27,107,252
Large commercial	2,763,920	2,723,256	10,072,978	10,828,438
Industrial / Other	3,247,937	4,302,800	14,685,562	20,830,898
Transportation	28,056,356	31,118,602	130,627,834	133,940,099

Total system throughput	78,056,368	75,439,625	249,299,766	248,462,071

HEATING DEGREE DAY COMPARISON

Actual	1,142	929	1,983	1,683
Ten-year average	1,078	1,077	1,931	1,930